EXHIBIT 99

T. ROWE PRICE GROUP REPORTS STRONG FOURTH QUARTER AND ANNUAL 2003 RESULTS

Year-End Assets Under Management at Record $190 Billion

BALTIMORE (January 30, 2004) – T. Rowe Price Group, Inc. (Nasdaq: TROW) today reported 2003 fourth quarter net revenues of $281 million, net income of $68.6 million, and diluted earnings per share of $.53, an increase of 43% from the $.37 per share reported in the fourth quarter of 2002. Comparable net revenues in the 2002 fourth quarter were nearly $220 million and net income was $46.2 million.

Assets under management increased to a record $190 billion at December 31, 2003, up 12% from $169 billion at the end of the third quarter of 2003 and up 35% from $140.6 billion at the start of 2003. The previous period-end record for assets under management was $185 billion at March 31, 2000, the month that equity market valuations peaked and the three-year market downturn began.

Financial Highlights

For the year 2003, the firm’s net revenues were up 8% from $924 million in 2002 to $996 million. Net income was $227 million versus $194 million for 2002 and diluted earnings per share was $1.77 versus $1.52 in 2002. Operating expenses for the year were up $28 million or 5% to $631 million in 2003. Overall, net operating income was up nearly $45 million year over year. Non-operating income also contributed to the positive change in results as investment losses of $8.3 million in 2002 were replaced with gains of $2.2 million in 2003.

Investment advisory revenues were up 33% or $55.5 million in the fourth quarter of 2003 versus the 2002 quarter. Increased assets under management drove the change as average mutual fund assets under management were $112 billion compared to $87 billion in the fourth quarter of 2002. Average assets in other managed portfolios were also up more than $15 billion versus the 2002 quarter.

Total assets under management were up more than $49 billion during 2003 and ended the year at $190 billion, including $135.5 billion in equity securities and $54.5 billion in bond and money market holdings. These investment assets include $117.5 billion in the T. Rowe Price mutual funds distributed in the United States and $72.5 billion in other managed investment portfolios consisting of separately managed accounts, sub-advised funds, sponsored mutual funds which are offered to non-U.S. investors, and variable insurance portfolios. Improving financial market valuations and income added more than $36 billion during 2003 while net investor inflows added more than $13 billion.

Reflecting the significant fourth quarter improvement in the financial markets, the final 2003 quarter produced the largest net investor inflows of the year, accounting for $4.6 billion or nearly 35% of the year’s net inflows. Mutual fund net inflows of $2.2 billion during the 2003 quarter were concentrated in the U.S. domestic stock mutual funds with about one-third of the total going to the Mid-Cap Growth Fund. Other portfolios added $2.4 billion of net new investor money, primarily through third party distribution efforts and from new institutional investors in the final quarter of 2003. For the year 2003, investors added nearly $7.5 billion to the T. Rowe Price mutual funds offered in the U.S. and $5.8 billion to the other managed portfolios. About two-thirds of the net mutual fund inflows for the year were concentrated in four funds – the Mid-Cap Growth, Equity Income, High Yield, and Growth Stock funds. Importantly, the operating results were supported by inflows from across our distribution channels.

Operating expenses increased nearly $24 million from the previous year’s quarter to nearly $171 million. Increases in compensation and related costs, in advertising and promotion costs and in other operating expenses drove the increase. Although the firm held back its advertising and promotion during the early part of 2003, continued strengthening in the financial markets and growing investor interest, coupled with the fourth quarter seasonal aspect of targeted ad spending, led the firm to increase its spending in the fourth quarter to the highest level since the first quarter of 2001. The firm expects its advertising and promotion expenditures in the first quarter of 2004 will be at about the same level as the fourth quarter of 2003 while spending for the year could be up 15–20% versus the past year. The firm will continue monitoring market conditions and will adjust its spending in the future accordingly.

Chairman Commentary

George A. Roche, the company’s chairman and president, commented: “The financial markets and the company made significant strides in 2003 as geopolitical concerns early in the year gave way to a resurgent economy over the final nine months. Stocks reversed their three-year slide and outperformed bonds, which also posted gains, primarily because of a good first half. The Dow Jones Industrials Average ended the year up 28% and the Nasdaq Composite, led primarily by large-cap information technology companies, was up 50%. The broader market also captured significant gains, as the S&P 500 Index rose nearly 29%. This surge in the markets was caused by low interest rates, income tax cuts, improving corporate earnings, and a quick resolution to the initial phase of the conflict in Iraq.

“We continue to benefit from the performance of our managed investment portfolios. In this environment, the T. Rowe Price funds have continued to perform well relative to their peers. Sixty-five percent of our funds and their share classes surpassed their Lipper averages on a total return basis for the one-year period ended December 31, 2003, and at least 75% did so for the three-, five-, and ten-year periods. In addition, 65% of our rated retail funds ended the year with an overall rating of four or five stars from Morningstar, a slight increase from the prior quarter.

“Concurrent with our improved earnings and the renewed interest in the equity markets, the firm continued several positive initiatives during 2003. We implemented a comprehensive effort – through the creation of new tools, practices, and processes – designed to respond to the increasing need among fund shareholders and investment clients for guidance and service. In our Retirement Plan Services area, we teamed up with Morningstar to offer plan sponsors access to the full suite of Morningstar advice services – including managed accounts – in an effort to make it easier for companies to help their employees better prepare and invest for retirement. We also expanded our fund lineup, launching the Diversified Mid-Cap Growth Fund at year end in the U.S., as well as adding to our Luxembourg-based mutual fund portfolios for non-U.S. investors. In addition, our series of target date Retirement Funds, which were launched in October 2002 and automatically shift asset allocations as the investor ages, proved to be very popular in 2003. These funds, which were also added during the year to our lineup of funds offering Advisor Class and R Class shares, attracted significant assets during the year, split nearly equally between retirement plans and retail accounts such as IRAs.”

“Our corporate earnings and cash flow remain very strong and give us substantial financial flexibility,” Mr. Roche added. “As a result we have been able to invest in our business, increase our dividend, and repurchase our common stock. We also repaid our remaining debt of nearly $57 million during 2003 and have cash and liquid investment holdings of nearly $400 million at the beginning of 2004.”

“The overall economic and financial environment has improved considerably during the last year,” Mr. Roche said. “However, substantial uncertainty still exists on several fronts. The threat of terrorism in the United States remains very real. Within the asset management business, mutual funds have attracted intense scrutiny due to the revelations of late trading and market timing arrangements at several fund firms and intermediaries. Although we believe the industry remains sound and mutual funds will continue to play a pivotal role with individual investors, these developments are likely to cause regulatory and legislative actions, some of which may be adverse for the industry.”

In closing, Mr. Roche said: “We continue to see a high level of investor interest in the markets, and while the early indications are that improving corporate profits and low interest rates would be the basis for continued market gains in 2004, we do expect that the financial market growth rate in the coming year will be lower than that of 2003. Whatever the economy and financial markets present us with this year, our risk-aware investment approach, wide array of investment options, diversified distribution channels, and sound financial position provide a solid foundation for continued growth.”

Founded in 1937, Baltimore-based T. Rowe Price is a global investment management organization that provides a broad array of mutual funds, subadvisory services, and separate account management for individual and institutional investors, retirement plans, and financial intermediaries. The organization also offers a variety of sophisticated investment planning and guidance tools. T. Rowe Price’s disciplined, risk-aware investment approach focuses on diversification, style consistency, and fundamental research. More information is available at www.troweprice.com.

Certain statements in this press release may represent “forward-looking information,” including information relating to anticipated growth in revenues, net income and earnings per share, anticipated changes in the amount and composition of assets under management, anticipated expense levels, and expectations regarding financial and other market conditions. For a discussion concerning risks and other factors that could affect future results, see “Forward-Looking Information” in Item 2 of the company’s Form 10-Q Quarterly Report for the period ended September 30, 2003. The Form 10-K report for 2003 is expected to be filed by March 5, 2004 with the U.S. Securities and Exchange Commission and will include more complete information on the company’s annual financial results.

Unaudited Condensed Consolidated Statements of Income
(in thousands, except per-share amounts)

	Fourth Quarter
	2003	2002	2003	2002
Revenues
Investment advisory fees	$224,001	$168,492	$777,462	$715,365
Administrative fees and other income	56,958	50,928	217,483	207,409
Investment income of savings bank subsidiary	1,002	1,013	3,910	3,055

Total revenues	281,961	220,433	998,855	925,829
Interest expense on savings bank deposits	842	795	3,288	2,327

Net revenues	281,119	219,638	995,567	923,502

Operating expenses
Compensation and related costs	99,025	83,886	382,956	357,586
Advertising and promotion	20,383	16,943	59,005	59,056
Depreciation and amortization of property and equipment	10,446	12,124	45,289	50,578
Occupancy and facility costs	15,747	14,788	62,538	60,788
Other operating expenses	25,268	19,417	80,739	74,983

	170,869	147,158	630,527	602,991

Net operating income	110,250	72,480	365,040	320,511

Other investment income (loss)	1,384	(1,445)	2,175	(8,273)
Other interest and credit facility expenses	387	559	1,699	2,634

Net non-operating income (loss)	997	(2,004)	476	(10,907)

Income before income taxes	111,247	70,476	365,516	309,604
Provision for income taxes	42,600	24,310	138,029	115,350

Net income	$68,647	$46,166	$227,487	$194,254

Earnings per share
Basic	$0.55	$0.38	$1.84	$1.58

Diluted	$0.53	$0.37	$1.77	$1.52

Dividends declared per share	$0.19	$0.17	$0.70	$0.65

Weighted average shares outstanding	124,697	122,458	123,423	122,876

Weighted average shares outstanding assuming dilution	130,645	125,972	128,289	127,706

Investment Advisory Fees (in thousands)
Sponsored mutual funds
Stock	$128,168	$93,084	$434,423	$411,679
Bond and money market	32,116	28,601	123,879	107,425

	160,284	121,685	558,302	519,104
Other portfolios	63,717	46,807	219,160	196,261

Total investment advisory fees	$224,001	$168,492	$777,462	$715,365

	Q4 2003 Avg	Q4 2002 Avg	12/31/03	12/31/02

Assets Under Management (in billions)
Sponsored mutual funds
Stock	$82.8	$60.5	$88.4	$60.7
Bond and money market	28.9	26.3	29.1	26.6

Total	111.7	86.8	117.5	87.3
Other portfolios	68.1	52.9	72.5	53.3

	$179.8	$139.7	$190.0	$140.6

Equity securities			$135.5	$92.9
Debt securities			54.5	47.7

			$190.0	$140.6

	12/31/03	12/31/02
Condensed Consolidated Cash Flows Information (in thousands)
Cash provided by operating activities	$296,955	$269,298
Cash used in investing activities, including $31,742 for additions to property and equipment in 2003	(53,659)	(94,971)
Cash used in financing activities, including debt repayments of $56,699 and dividends paid of $83,672 in 2003	(118,181)	(142,650)

Net increase in cash during the year	$125,115	$31,677

Condensed Consolidated Balance Sheet Information (in thousands)
Cash and cash equivalents	$236,533	$111,418
Accounts receivable	121,295	96,787
Investments in sponsored mutual funds	162,283	123,172
Debt securities held by savings bank subsidiary	110,962	92,908
Property and equipment	201,094	215,590
Goodwill	665,692	665,692
Other assets	48,718	64,866

Total assets	1,546,577	1,370,433
Total liabilities, including savings bank deposits of $96,276 in 2003	217,497	236,593

Stockholders’ equity, 124,932,884 common shares outstanding in 2003, including net unrealized holding gains of $28,755 in 2003	$1,329,080	$1,133,840